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Rise Gold Increases Equity Financing to C$4.5 M and Negotiates US$1.0 M in Debt Financing

August 20, 2019 – Vancouver, British Columbia – Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (the “Company”) announces that it has increased the size of the non-brokered private placement previously announced in its July 3, 2019 news release from C$1,750,000 to C$4,500,000 through the issuance of up to 64,285,714 units (each a “Unit”) at a price of C$0.07 per Unit, with each Unit comprising one share of common stock (a “Share”) and one-half of one share purchase warrant (the “Private Placement”). Each whole warrant (a “Warrant”) entitles the holder to acquire one Share at an exercise price of C$0.10 for a period of three years from the date of issuance.

The Company previously announced the first closing of the Private Placement on July 11th for a total of C$725,769 through the sale of 10,368,131 Units.

The Company has closed a second tranche of the Private Placement for a total of C$3,207,850 through the sale of 45,826,435 Units. Warrants issued in the second tranche may be exercised until August 19, 2022. The Company has paid finders fees in accordance with CSE policies of C$7,837 and issued a total of 111,960 finder’s warrants, each finder’s warrant entitling the holder to acquire one Share at a price of C$0.10 until August 19, 2022.

All securities issued pursuant to the Private Placement are subject to statutory hold periods in accordance with applicable United States and Canadian securities laws. Rise Gold will use the proceeds from the Private Placement for the advancement of its Idaho-Maryland Gold Project and for general working capital.

The Company announces that it has entered into a non-binding letter of intent with Eridanus Capital LLC (the “Lender”) for a US$1,000,000 loan (the “Loan”). The Loan has a term of 4 years and an annual interest rate of 10% for the first two years increasing to 20% in year 3 and to 25% in year 4.  Interest will accrue and be paid along with the principal upon the maturity date. The Lender will be issued 11,500,000 bonus share purchase warrants as additional consideration for advancing the Loan. Each warrant entitles the holder to acquire one Share of the Company at an exercise price of C$0.10 for a period of three years from the date of issuance. The Loan may be repaid prior to the maturity date, in whole or in part, provided that all accrued interest is paid.  In addition, if total interest payments are less than $200,000 (two years’ interest), the difference will be paid to the Lender as prepayment compensation. The Loan will be secured against the assets of the Company and its subsidiary and will be used for permitting, engineering and working capital at the Company’s Idaho Maryland Gold Project.

The securities offered have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws and may not be offered or sold absent registration or compliance with an applicable exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company. The Company’s principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. The Idaho-Maryland Gold Mine is a past producing gold mine with total past production of 2,414,000 oz of gold at an average mill head grade of 17 gpt gold from 1866-1955. Historic production at the Idaho-Maryland Mine is disclosed in the Technical Report on the Idaho-Maryland Project dated June 1st, 2017 and available on www.sedar.com. Rise Gold is incorporated in Nevada, USA and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 650, 669 Howe Street

Vancouver, BC V6C 0B4

T: 604.260.4577

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.